                                 EXHIBIT 10.6

                            GLOBAL STRATEGIC ALLIANCE

Composite Solutions, Inc., a Florida corporation located at 3655 Nobel Drive, Suite 440, San Diego, CA 92122-1005, USA (hereinafter to be called "CSI") and the Prime Group, a group of related companies under the name Prime Group, located at 546-4 Guui-dong, Kwangjin-Gu, Seoul, Korea (hereinafter to be called "Prime") hereby state their intent to form a Global Strategic Alliance wherein each will act to enhance the future of the alliance.

SECTION 1.     STRATEGIC ALLIANCE

It is understood that the items detailed henceforth are with the intent of developing an equity alliance and adding long-term value to CSI and Prime.

CSI and Prime recognize each other as equal Strategic Alliance Partners.

CSI key personnel have, from a long-term collaboration with the Charles Lee Powell Structural Research Laboratories at University of California, San Diego, special expertise in carbon composite materials and their application to various fields, including civil engineering and construction.

Prime has expertise in construction and construction engineering in the Asian Region. It is the intent of Prime to promote and utilize CSI's technology in Asian operations. To facilitate this objective, Prime shall invest certain sums of money according to the schedule set forth in Section 2. In order to establish a Strategic Alliance with Prime, CSI shall invite Prime to be a Strategic Alliance Partner in charge of the Asian Region, and as such Prime shall have the sole rights and responsibilities to plan Asian strategies and execute the Asian plan to enhance the long-term value of the alliance partnership. Accordingly, Prime shall establish an operating entity (entities) for each country's operation in the Asian Region. Also, in the spirit of a Strategic Alliance, CSI shall consult with Prime before making major decisions such has choosing other Strategic Alliance Partners or taking large orders.

SECTION 2.     INVESTMENT FROM PRIME

     1. Prime Investments: Prime will invest $2,000,000 into CSI in exchange for shares of CSI common stock (OTC BB:KIPS).
         The schedule for this investment is as follows:
         (i)    To be delivered at a minimum of $250,000 every three months.

         (ii) First installment due by December 12, 2000; second due by Feb. 28, 2000 and remaining every three months.
     2.  Stock Purchase Price and related conditions:
         (i) The initial $1,000,000 will be invested within one year (October 31, 2001) at a stock price of $0.40 (2,500,000) shares.
         (ii) The second $1,000,000 will be invested within the second year (October 31, 2002) at a stock price of $0.60 (1,666,667 shares).
         (iii) If Prime invests the entire $2,000,000 by May 31, 2001, the $0.40 stock price will apply to the total investment (5,000,000 shares).
         (iv) A separate subscription agreement, for each stock sale, will be completed in accordance with all SEC regulations. Said stock will be restricted to CSI common stock.
     3. Option: Prime will have the option to purchase an additional 1,000,000 shares between October 31, 2001, and October 31, 2003. The general conditions for this option are as follows:
         (i)    The share price will represent a 35% discount from the fair market value (average of five days' bid price) of the shares.
         (ii)   A subscription and stock option agreement for this transaction will be completed in accordance with all SEC regulations. The subject stock will be restricted CSI common stock.

SECTION 3.     ESTABLISHMENT OF A KOREAN OPERATIONAL ENTITY (CSPK)

     1. New Company: Prime will incorporate a company, CS-Prime Korea Inc., which will utilize and promulgate CSI's technology in Korea. The new company (hereinafter to be called "CSPK") shall be engaged in promoting the technology, manufacturing the necessary parts, conducting engineering services, and marketing the technology to be incorporated in major construction projects in Korea, etc.


SECTION 4.     CSI EQUITY POSITION IN CSPK

     1. CSPK: 15% of CSPK stock will be provided to CSI at a face value or at a slight premium.
     2. Other Entities: CSI Equity positions in other operating entities in the Asian Region will be negotiated with Prime.

SECTION 5.     SHARED PROJECTS

     1. CSI Recurring Revenue Stream: It is understood that as Strategic Alliance Partners, there is a mutual interest in providing a recurring revenue stream to CSI via Asian projects. Such a recurring revenue stream is intended to add value to CSI and its stock price. Also, as a major investor to CSI, it is in Prime's interest to enhance the value of CSI itself. As such, CSI shall be invited, as a leading member of the consortium, to participate in all major projects in the Asian Region whenever CSI's technology is involved.
     2. CSI Interests in Korea: For Korean projects, CSI's interest shall be fully reflected in the form of a "joint venture" since CSI will own substantial equity stocks in the "joint venture" company to be established (CSPK).

SECTION 6.     BILLING

     1. Billing: CSI will bill CSPK or other Asian Project customers for deliverables, i.e. engineering services, materials, training, etc. (CSI will work to internalize these services and products into CSPK by training and by franchising the material manufacturing). CSI will negotiate with Prime to obtain a level of profit sharing or equity within these manufacturing entities.

SECTION 7.     TRAINING

     1. Training: Prime will send a few (less than ten) engineers to be trained at CSI. CSI will facilitate the education of these engineers for the transfer of technology and, if necessary, for cost efficient manufacturing of materials and parts. CSI will not bill Prime for CSI personnel time for these services.

SECTION 8.     CORPORATE GOVERNANCE

     1. CSI's Board of Directors: CSI will recommend to the CSI Board of Directors the nomination of one board seat to represent Prime. The nominee will be selected by Prime. Acceptance of the board seat is subject to a majority vote of the CSI Board of Directors and/or the CSI shareholders. The above nomination will be conducted subsequent to Prime's completion of the first installment of $250,000. Another nomination for a second board seat to represent Prime will be made when Prime reaches the $1.5 million investment level. Again, Prime will select the nominees and acceptance of same is subject to a majority vote of the CSI Board of Directors and/or the CSI shareholders.
     2. Compensation of Executives: The current CSI management is committed to hold the line on executive compensation until CSI achieves a better profit profile.
     3. Communication: The CSI Board of Directors will, via the Prime board representative, communicate Board discussions concerning the issuance of new stocks, change in management, sale of operations, mergers, buyouts, or the addition of new business entities.

SECTION 9.     LEGAL DEFINITIONS AND CONDITIONS

     This document indicates the intent of the parties involved. Definitions of terms (such as "Strategic Alliance Partner" and "Asian Region") and supplemental legal descriptions and conditions will be subsequently supplied by the parties involved in a separate document. Any final agreement is subject to formal documentation where necessary.


To witness the above agreements, the undersigned put their names and signatures as follows:


/s/ J. J. BAEK                         /s/ G. A. HEGEMIER
------------------------------------   -----------------------------------------
J.J. Baek     Date  December 8, 2000   Dr. G.A. Hegemier  Date  December 8, 2000
President                              Chairman
Prime Venture Capital Corp.            Composite Solutions, Inc.